Exhibit 10.8

Trademark License Agreement

This Trademark License Agreement (the “Agreement”) was made and entered into by and between the following two parties in Changping District, Beijing, the People’s Republic of China (hereinafter referred to as “China”) on December 12, 2022.

Party A (Licensor): Sichuan Haidilao Catering Co., Ltd.

Address: 115 Xi Street, Jiancheng Town, Jianyang City, Sichuan Province

Unified social credit code: 91512000729822981E

Party B (Licensee): SUPER Hl INTERNATIONAL HOLDING LTD. (on behalf of itself and its subsidiaries)

Whereas:

Party A intends to license Party B to use its several trademarks (including Party A’s registered trademarks and trademarks of which applications are being processed) in accordance with the Agreement, and Party B needs to use these trademarks in its business operations and is willing to obtain the right to use them. To further clarify the rights and obligations of the parties hereto, the following Agreement has been reached on the basis of equality and mutual benefit, and after full consultation.

Article 1	As of the date of the signing of this Agreement, Party A shall possess the exclusive right to use the trademarks specified in the Appendix (including trademarks of which applications are being processed (“trademark applications”) and already registered trademarks (“registered trademarks”), collectively referred to as “underlying trademarks”) and is willing to license the right to use the underlying trademarks to Party B (including its subsidiaries as defined in the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (“Listing Rules”), the scope of Party B’s subsidiaries shall be subject to adjustments from time to time as the case may be); Party B thinks it necessary to use these underlying trademarks in its daily operations and agrees to obtain the right of use in accordance with this Agreement.

Article 2	Upon the effective date of this Agreement, Party A shall license Party B to use the underlying trademarks. In accordance with the stipulations in this Agreement, Party B shall have the right to use the underlying trademarks in the places where they have been registered or are to be registered. The above-mentioned licensing agreement is exclusive, provided that Party A licenses Party B to use the underlying trademarks according to this Agreement, Party A shall neither license the underlying trademarks to any other party, nor use them itself.

Article 3	The parties hereto agree that Party B shall have the right to use the underlying trademarks permanently as of the effective date of this Agreement, subject to the Listing Rules, and applicable laws and regulations.

Article 4	Under this Agreement, Party A licenses Party B to gratuitously use the underlying trademarks. Without the prior written consent of Party B, Party A shall neither assign the underlying trademarks to a third party nor impose any pledge or other secured interests on the underlying trademarks.

Article 5	The parties hereto agree that the scope of underlying trademarks in the Appendix may be adjusted from time to time through written confirmation as the need may be. In the case of addition in registered trademarks and trademark applications, the related stipulations on registered trademarks and trademark applications in this Agreement shall automatically apply.

Article 6	Party A’s Representations and Warranties, and Rights and Obligations:

(1)	Party A shall guarantee to be a valid entity established in accordance with the law of the registration place and to have the adequate authority and capacity to sign, deliver and perform this Agreement;

(2)	Party A shall guarantee that it is the possessor of registered trademarks and the applicant of trademark applications;

(3)	Party A shall guarantee that it hasn't been so far involved in any such dispute or lawsuit as is likely to have an impact on Party B using the underlying trademarks in a legitimate and valid way; If a dispute or lawsuit arises from the underlying trademarks after the signing of this Agreement, Party A shall notify Party B of such dispute or lawsuit without any delay; Party A shall guarantee to compensate Party B for any loss resulting from claims or legal proceedings from any third party in reference to the legitimacy and validity of either the underlying trademarks or the licensing of the underlying trademarks pursuant to this Agreement;

(4)	Party A shall guarantee that the registered trademarks are valid and the trademark applications have been processed lawfully, and guarantee to maintain the legitimacy and validity of the underlying trademarks and the licensing of the underlying trademarks pursuant to this Agreement so that Party B can either use the underlying trademarks in a legitimate and valid way or sub-license other parties to use the underlying trademarks in accordance with this Agreement;

(5)	Unless Party B agrees to or expressly states the intention to cease using a certain registered trademark, Party A shall file in good time for an extension of the registered trademarks with the applicable competent trademark authority (“competent trademark authority”) within the time limit provided in the applicable laws on trademark registration before the validity period expires so that the trademarks can stay registered throughout, and ought not to apply for trade cancellation or to give up trademark extension; as long as the extension is approved, Party B may continue to use the registered trademarks or sub-license other parties to use the registered trademarks in accordance with this Agreement, and Party A doesn’t have to enter into a separate trademark licensing extension agreement with Party B;

(6)	Unless Party B agrees to or expressly states the intention to cease using a certain trademark application, Party A shall put forth its best efforts to obtain the Trademark Registration Certificate of trademark applications or a proof of trademark registration in accordance with the laws applicable for the trademark applications (collectively referred to as “proof of trademark registration” with the Trademark Registration Certificate), and ought not to apply for withdrawal of trademark applications. After receipt of the proof of trademark registration, the stipulations on registered trademarks in this Agreement shall naturally apply to the trademark;

(7)	Given that the trademark applications in this Agreement are being processed, Party A shall not bear any liabilities if this Agreement fails to be wholly or partly performed, resulting from the trademark applications being wholly or partly rejected by the competent trademark authority. If the trademark applications fail, the parties hereto may discuss and make separate arrangements for the use of the trademarks;

(8)	Party A shall have the right to inspect the quality of such commodities and services as Party B provides under the underlying trademarks.

Article 7	Party B’s Representations and Warranties, and Rights and Obligations:

(1)	In using the underlying trademarks according to this Agreement, Party B shall neither alter the underlying trademarks’ texts, graphs or their combinations, nor go beyond the scope of commodities and services as specified in the categories registered or to be registered;

(2)	Where any third party infringes on the underlying trademarks, and it is necessary for Party A to take action to safeguard its rights so that Party A can continue to use the underlying trademarks as normal, Party B shall assist Party A in finding out the fact;

(3)	Party B shall guarantee the quality of such commodities and services as it provides under the underlying trademarks.

Article 8	Party B shall have the right to sub-license the underlying trademarks to a third party, without separate consent of Party A.

Article 9	The parties hereto agree that Party A shall have trademark licensing matters filed on record with the competent trademark authority within the time limit provided in the applicable laws on trademark registration (or go through other formalities including registration, approval and filing in accordance with the applicable laws on trademark registration), with handling charges incurred assumed by Party B.

Article 10	Since Party B intends to apply for listing on the Main Board of the Stock Exchange of Hong Kong Limited (“Hong Kong Stock Exchange”), Party A constitutes a connected person of Party B under the Listing Rules, and the licensing of trademarks in accordance with this Agreement is regarded as a continuing connected transaction under the Listing Rules after Party B secures listing on the Hong Kong Stock Exchange. To help Party B observe the related provisions of the Listing Rules after it secures listing, the parties hereto have agreed on the following:

(1)	Where this Agreement needs to be amended in accordance with the Listing Rules and related regulations or the laws in the jurisdictions of the parties, the parties hereto shall undertake to do their utmost to modify, change or re-draft the agreement in a timely manner to ensure that the transaction under this Agreement is not in violation of the above-mentioned laws, regulations, or provisions in regulatory rules;

(2)	During the term of this Agreement, Party A shall agree to provide all necessary and reasonable information and appropriate assistance to Party B’s independent non-executive directors and/or independent financial adviser, auditor and legal counsel appointed by Party B so that Party B can perform its duties in the process of application and after securing approval for listing on the Main Board of the Hong Kong Stock Exchange, and make disclosures in accordance with the requirements in related securities regulatory rules.

Article 11	Either party in breach of this Agreement shall compensate the other party for its losses resulting from the default. Unless the occurrence of force majeure or other statutory circumstances render it impossible to perform this Agreement, the non-breaching party shall have the right to either demand the default party to continue fulfilling the obligations under this Agreement or make a claim against the default party for its losses resulting from the breach.

Article 12	Without obtaining the prior written consent of the other party to this Agreement, either party shall not transfer its rights and obligations under this Agreement.

Article 13	Any change to this Agreement shall be made in writing, with the consent of the parties hereto. Where any revisions are made to related Chinese laws, regulations or the Listing Rules when this Agreement comes into effect, the parties hereto agree to have the affected clauses in this Agreement modified accordingly. Party A shall not unilaterally terminate this Agreement without notifying Party B of such termination three months in advance and gaining written consent from Party B.

Article 14	The interpretation and performance of this Agreement shall be governed by the laws issued by the People’s Republic of China. Any dispute arising from the performance of this Agreement shall be settled by the parties through friendly consultation; should no agreement be reached through consultation, either party may file a lawsuit with the people's court where Party A is located.

Article 15	This Agreement shall be effective after being duly signed and stamped by both parties. Should there be matters not covered by this Agreement, the parties may otherwise enter into supplemental agreements.

Article 16	This Agreement is made in quadruplicate with each party holding two such duplicates as have the equal legal effect.

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Party A: /s/ Sichuan Haidilao Catering Co., Ltd. (Official seal)

Legal Representative (Signature (s)):	/s/ Xie Ying

Party B: /s/ SUPER HI INTERNATIONAL HOLDING LTD (Official seal)

Authorized Representative (Signature (s)):	/s/ Zhou Zhaocheng

Appendix: List of Underlying Trademarks